Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is dated as of September 30, 2010 between Aon Corporation, a Delaware corporation (the “Company”), and Russell P. Fradin (the “Executive”).

WHEREAS, contingent upon and effective as of the closing of the merger (the “Merger”) of the Company, or one of its wholly-owned subsidiaries, with Hewitt Associates, LLC (such closing date being the “Effective Date” hereof), the Company seeks to employ the Executive as Chairman and Chief Executive Officer of Aon Hewitt, LLC, or such other name as shall be given to the business that will contain the Company’s consulting and outsourcing businesses (“Aon Hewitt”), and

WHEREAS, the Executive desires to serve and to be employed upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereby agree as follows:

1.                                      Employment Term; Title; Location; Responsibilities; Outside Activities.

(a)                                  Employment Term; Title; Location.  The Company will employ the Executive as Chairman and Chief Executive Officer of Aon Hewitt, and the Executive agrees to serve in such role, for a term (the “Term of Employment”) beginning on the Effective Date and ending on the fifth anniversary thereof, unless terminated earlier as set forth in Section 3.  Although the Term of Employment is a fixed five-year period, it is the parties’ intent that the employment relationship may continue beyond such period on mutually agreeable terms; however, the parties are under no obligation to renew.  The Executive’s principal office will be in the Company’s Lincolnshire, Illinois office.

(b)                                 Responsibilities.  The Executive will report only to the Company’s Chief Executive Officer (the “CEO”) and be a Level 1A senior executive of the Company (or comparable level if levels are changed).  The Executive will have the authority and responsibility consistent with the position in which he will serve.  The Executive will also perform such other duties (not inconsistent with the Executive’s title and position) on behalf of the Company and its subsidiaries as may from time to time be authorized or reasonably directed by the CEO.

(c)                                  Outside Activities.  The Executive may engage in charitable, civic or community activities and, with the prior approval of the CEO, may serve as a director of any other business corporation, provided that (i) such activities or service do not interfere with the Executive’s duties hereunder or violate the terms of any of the covenants contained in Sections 4(b) hereof and (ii) such other business corporation provides the Executive with director and officer insurance coverage which, in the opinion of the CEO, is adequate under the circumstances.

2.                                      Compensation during Term of Employment.

(a)                                  Base Salary.  During the Term of Employment, the Company will pay to the Executive a base salary at the rate of $1,000,000 per year (“Base Salary”), payable semi-monthly in accordance with the Company’s executive payroll policy.  Such Base Salary will be reviewed annually on the Company’s regular executive salary review schedule, and will be subject to increase (but not decrease) at the discretion of the CEO and the Organization and Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”), which increased amount will be thereafter be the Executive’s “Base Salary” for all purposes hereunder.

(b)                                 Annual Incentive Compensation.  The Executive will be eligible to participate in the annual incentive compensation program for the Company’s senior executives in accordance with the provisions of such program, as amended from time to time.  During the Term of Employment, the Executive’s target bonus will be at least 150% of the Executive’s Base Salary, and the maximum bonus will be at least 450% of the Executive’s Base Salary.  For the period beginning on the Effective Date and extending through calendar year 2011 only, the Executive’s actual bonus will not be less than $1,500,000.  The Executive acknowledges and agrees that the annual incentive compensation awards earned hereunder will be subject to payment pursuant to and in accordance with the Aon Incentive Stock Program, payable currently in a combination of cash and restricted stock units of Aon Corporation common stock (“RSUs”), provided, that the Executive’s annual bonus for the period beginning on the Effective Date and extending through calendar year 2011 shall be payable in a combination of not less than sixty-five percent (65%) cash and no more than thirty-five percent (35%) in RSUs.  The combination of cash and RSUs for annual bonuses in later years will be established in accordance with the provisions of the Company’s annual incentive compensation program, as amended from time to time.

(c)                                  Equity Grants.

(i)                                     Transition Stock.  As of the Effective Date, the Executive will be granted a fully vested restricted stock unit award of shares of common stock of the Company (“Transition RSUs”) pursuant to the 2001 Aon Stock Incentive Plan, as amended from time to time (the “Stock Plan”).  The Transition RSUs will have an aggregate grant date value of five million dollars ($5,000,000) and will be subject to such terms and conditions and in such form as the restricted stock unit award agreement attached hereto as Appendix A.  The Transition RSUs (and any dividend equivalents credited with respect to the Transition RSUs) shall not be subject to any forfeiture or “clawback” provision.  Any discrepancies between the prior sentence of this Section 2(c)(i), the restricted stock unit award agreement and the Stock Plan shall be resolved in favor of the terms of the prior sentence of this Section 2(c)(i).

(ii)                                  Sign-On Stock.  As of the Effective Date, the Executive will be granted a restricted stock unit award of shares of common stock of the Company (“Sign-On RSUs”) pursuant to the 2001 Aon Stock Incentive Plan, as amended from time to time (the “Stock Plan”).  The Sign-On RSUs will have an aggregate grant date value of two million dollars ($2,000,000) and will be subject to such terms and conditions and in such form as the restricted stock unit award agreement attached hereto as Appendix B.

(iii)                               Future Equity Grants.  For the period commencing on the Effective Date and extending through calendar year 2011, the Executive will be entitled to receive the equity grants described in Sections 2(c)(i) and (ii) and Section 2(e) herein. Beginning in 2012 and in each subsequent calendar year during the Term

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of Employment thereafter, the Executive shall be eligible to receive a long-term incentive award commensurate with the Executive’s position as Chief Executive Officer of Aon Hewitt in such amount and form, and subject to such terms and conditions, as may be determined in good-faith by the Compensation Committee, provided, that the requirements pursuant to subsections (i), (ii) and (iii) of Section 2(e) below shall apply to such award.

(d)                                 Employee Benefits.  During the Term of Employment, the Executive will be entitled to participate in the Company’s employee benefit, incentive and fringe plans and programs generally available to senior executives of the Company.  Nothing in this Agreement will require the Company to establish, maintain or continue any of the benefits already in existence or hereafter adopted for executives of the Company and nothing in this Agreement will restrict the right of the Company to amend, modify or terminate such programs.  Notwithstanding the foregoing, for the 2010 calendar year only, the Executive shall be entitled to reimbursement for financial planning and professional services fees in an amount not to exceed $20,000, payable upon submission of an invoice for such services.  Thereafter, the Executive will be entitled to participate in any financial planning program established by the Company on the terms and conditions applicable to similarly-situated executives.

(e)                                  Performance Programs.  The Executive shall participate in the Leadership Performance Program, a sub-plan to the Stock Plan, (or replacement therefor) with a grant in March 2011 of a fair market value of two million dollars ($2,000,000) for the performance period 2011 — 2013 and thereafter as set by the Compensation Committee.  In addition, the Executive will participate in an equity-based long-term incentive program to be established for Aon Hewitt with a grant in March 2011 of a fair market value of two million dollars ($2,000,000) for the performance period 2011 — 2013 and thereafter as set by the Compensation Committee.  For purposes of all such plans, programs and grants: (i) the definition of Cause and post employment activity limitations (i.e., forfeiture conditions and post-termination obligations) will not be broader than specified herein; (ii) a termination for Good Reason (as defined herein) shall be treated the same as a without Cause termination; and (iii) at least pro rata vesting will be provided in the event of retirement at or after age 55, which shall include any termination or resignation of employment thereafter other than for Cause.

(f)                                    Vacation Time.  The Executive will be entitled to paid vacation time in accordance with usual Company policies and procedures.  The Company will not pay the Executive any additional compensation for any vacation time not used by the Executive except as required by law or applicable Company policies.

(g)                                 Expense Reimbursement.  In accordance with Company policies and procedures and on prescribed Company forms, the Company will reimburse the Executive for all reasonable expenses incurred by the Executive in the performance of his duties hereunder.  The Company acknowledges that, in connection with the Merger, Hewitt Associates, LLC (or its successor) has agreed to pay all reasonable and documented legal fees and related expenses incurred in connection with the drafting, negotiation and execution of this Agreement and other documents relating to equity or change in control arrangements, and, to the extent any reimbursements or payments of legal fees and expenses are taxable income to the Executive, the Executive shall be entitled to a tax gross-up payment so that the Executive shall have no after tax consequences with respect to such taxable reimbursements or payments.

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(h)                                 Change in Control Protection.  The Compensation Committee has approved and, on or before November 19, 2010, the Compensation Committee will recommend to the full board of directors (the “Board”) that the Company enter into a “Tier 1” Change in Control Agreement with the Executive in the form attached hereto as Appendix C.

3.                                      Renewal; Termination.

(a)                                  Renewal.  This Agreement may be renewed only upon the written agreement of the parties hereto.

(b)                                 Termination.

(i)                                     Death or Disability.  The Executive employment under this Agreement and the Term of Employment will be terminated immediately upon the death of the Executive or upon written notice given by the Company to the Executive in the event that the Executive has, because of any illness, injury, accident or condition of either a physical or psychological nature, been unable to perform substantially all of the Executive’s duties and responsibilities for one hundred eighty (180) consecutive calendar days (a “Disability Termination”); provided, that the Executive is still “disabled” (in accordance with the definition herein) on the date such notice is given; and provided, further, however, if prior to such notice, Executive incurs a “separation from service” within the meaning of Treas. Reg. 1-409A-1(h) (“Separation from Service”) as a result of illness, injury, accident or condition, such date shall be the date of the Disability Termination.  In addition to the Accrued Benefits (as defined in subsection (ix) below), (A) in the event of the Executive’s death during the Term of Employment the Company will pay to the Executive’s estate an amount equal to the difference between the Base Salary for the remainder of the full Term of Employment and the amount of any benefit payable under any individual or group life insurance policy maintained and paid for by the Company for the benefit of the Executive, with such amount being paid in a lump sum sixty (60) days after the date of the Executive’s death, and (B) in the event of a Disability Termination (i) an amount equal to the difference between the Base Salary for the remainder of the full term and the projected amount of any benefit payable under any disability insurance policy maintained by the Company for the benefit of the Executive assuming that the Executive remained disabled for the remainder of the full term, with such amount being paid in a lump sum sixty (60) days after the date of the Disability Termination, plus (C) in the case of both (A) and (B), a pro rata bonus for the year in which such termination of employment occurs equal to the total value of the bonus (i.e. cash portion plus equity portion) paid or payable to the Executive for the year prior to the year of termination multiplied by the ratio of the number of days the Executive was employed during the year of termination divided by 365 and paid in a cash at the same time such annual bonus would have been paid if the Executive continued to be employed by the Company (or if applicable, as provided under any deferred compensation plan), provided, that if such Disability Termination or death occurs prior to January 1, 2012, then the prior year’s annual bonus shall be the target annual bonus amount for 2011.

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(ii)                                  Without Cause or for Good Reason.  (A) Executive’s employment under this Agreement and the Term of Employment may be terminated by the Company without Cause upon written notice by the Company or by the Executive with Good Reason upon thirty days (30) days prior written notice to the Company.  Upon such termination of employment, in addition to the Accrued Benefits, the Company shall pay Executive (a) A pro-rata portion of the Executive’s annual bonus for the year in which the Executive’s termination occurs based on actual results for such year (based on the number of days the Executive was employed during such year of termination), payable at the same time such annual bonus would have been paid if the Executive continued to be employed by the Company (the “Pro-Rata Bonus”) and (b) a lump sum severance payment equal to two times the Executive’s Base Salary at the time of such termination, payable sixty (60) days following such termination of employment.

(B)                                As used herein, “Good Reason” will mean any of the following actions, without the Executive’s prior written consent, which remains uncured by the Company for thirty (30) days following receipt by the Company of written notice by the Executive of the existence of such Good Reason event, which notice shall be required to be given within 90 days of the first occurrence of the event:  (a) a substantial adverse alteration in the then-current responsibilities of the Executive; (b) any material breach of this Agreement by the Company, including, without limitation, any failure by the Company to comply with the provisions of Section 2 hereof or any purported termination of the Executive’s employment which breaches this Agreement; or (c) a change by the Company in the location at which the Executive is required to perform his principal duties hereunder by more than fifty (50) miles from the current Lincolnshire, Illinois office of Hewitt Associates.  If the Company has not cured such Good Reason event within such 30-day cure period, the Executive may terminate his employment for Good Reason by providing thirty (30) days prior written notice to the Company, provided, that no termination for Good Reason shall occur after the 180th day following the first occurrence of any Good Reason event.

(iii)                               Without Good Reason.  The Executive may terminate his employment without Good Reason by providing the Company thirty (30) days prior written notice.  In the event the Executive terminates his employment without Good Reason, the Company shall pay the Executive the Accrued Benefits.

(iv)                              For Cause.  The Company may at any time during the Term of Employment terminate Executive’s employment under this Agreement for “Cause”, effective immediately by written notice of termination given to the Executive setting forth the basis for such termination.  For the purposes of this Agreement, “Cause” will mean the Executive’s:  (A) willful failure to substantially perform his duties with the Company (other than any such failure resulting from the Executive’s physical or mental incapacity), after a written demand for substantial performance is delivered to the Executive that specifically identifies the manner in which the CEO believes that the Executive has willfully and not substantially performed his duties, and the Executive has failed to remedy the situation within fifteen (15) business days of such written notice from the

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Company; (B) gross negligence with regard to material matters in the performance of the Executive’s duties; (C) willful engagement in misconduct with regard to the Company or his duties that is, or is reasonably anticipated by the Company to be, materially injurious to the Company, monetarily or otherwise; (D) deliberate, voluntary or intentional material violation of the Company’s written policies and procedures (E) willful material violation of the Aon Code of Business Conduct or the Aon Code of Ethics; (F) willful material non compliance with the terms of this Agreement, including but not limited to Sections 4 and 6, which is not promptly cured after written notice (with specificity as to the noncompliance) is given to the Executive thereof or (G) conviction of, or a plea of guilty or nolo contendere, to any felony whatsoever or any other crime involving  the personal enrichment of the Executive at the expense of the Company.  No act or failure to act on the Executive’s part shall be considered “willful” if conducted by the Executive in good faith and with a reasonable belief that the Executive’s act or omission was in, and not opposed to, the best interests of the Company.  In the event of a termination for “Cause,” the Company shall pay to the Executive the Accrued Benefits.

(v)                                 Expiration of the Term of Employment.  If the Term of Employment expires and is not renewed in accordance with Section 1(a), then the Executive’s employment with the Company shall terminate and the Company shall provide the Executive the Accrued Benefits and the Pro-Rata Bonus, if any.

(vi)                              As of the effective date of termination, the Executive agrees that the Secretary of the Company may, as an irrevocable proxy and in the Executive’s name and stead, execute all documents and things which the Company deems necessary and desirable to effect the Executive’s resignation as an officer or director of the Company and its subsidiaries and affiliates.

(vii)                           The Executive shall not be eligible for benefits under any other Aon severance program which provides benefits based on multiples of Base Salary, provided that in the event of any change in control agreement between the Company and the Executive is applicable such benefits shall apply in lieu of those hereunder (other than in the case of death or a Disability Termination).

(viii)                        For purposes of the payment of amounts that are nonqualified deferred compensation subject to Code Section 409A under the Agreement the terms “retirement,” “termination of employment,” “terminated,” “termination,” “this Agreement will be terminated” and variations thereof, as used in this Agreement, are intended to mean a termination of employment that constitutes a “Separation from Service”.

(ix)                                In the event of any termination of employment, Executive shall be entitled to receive (A) any earned but unpaid Base Salary at the time it would otherwise be paid, (B) any unpaid but earned bonus or incentive for any completed measurement period when such amounts would have been paid if employment had continued or, if applicable, as provided under any deferred compensation plan, and (C) any payments and benefits pursuant to any benefit, equity, performance bonus or fringe plan or program in accordance with the applicable

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terms of the relevant plan, program or agreement (collectively “Accrued Benefits”).  The Executive shall have no obligation to mitigate any amounts due hereunder and no amounts earned from other employment shall offset the amounts due hereunder.

(c)                                  The Executive agrees that, prior to the commencement of any new employment in the insurance brokerage, reinsurance brokerage or employee benefits consulting business, the Executive will furnish the prospective new employer with a copy of this Agreement.  The Executive also agrees that the Company may advise any prospective new employer of the Executive of the existence and terms of this Agreement and furnish the prospective new employer with a copy of this Agreement.

4.                                      Noncompetition; Nonsolicitation.

(a)                                  General.  The Executive acknowledges that in the course of his employment with the Company, and any predecessor company (including Hewitt Associates, LLC) or affiliated company, the Executive has and will become familiar with trade secrets and other confidential information concerning the Company and its subsidiaries and that the Executive’s services will be of special, unique and extraordinary value to the Company and its affiliates.

(b)                                 Noncompetition.

(i)                                     The Executive agrees that during the Term of Employment and for a period of two years beginning on the Executive’s Separation from Service (the “Noncompetition Period”) the Executive will not in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or consultant to any other corporation or enterprise or otherwise, (i) engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged, in the business of insurance brokerage, reinsurance brokerage, employee benefits brokerage or benefits and human resources consulting and administration (the “Specified Businesses”) provided that such Specified Business represents, or is reasonably expected to represent, the greater of $400 million dollars or at least 55% of the business’ annual gross revenue, respectively, in the fiscal year prior to the Executive becoming affiliated with such entity or in the fiscal year of such affiliation (the “Limits”) or (x) provide services to (A) a Listed Major Competitor (as defined below) or a successor in interest to all or substantially all of the assets of a Listed Major Competitor or (B) any business (or an entity owning such business) which is spun-off or otherwise disposed of by a Listed Major Competitor if (I) such spun-off or otherwise disposed business is a Specified Business or would be a Specified Business if the definition of “Specified Business” included human resources business process outsourcing services and (II) the Limits are satisfied, with the Limits being calculated based only on the spun-off or otherwise disposed business.  This restriction will apply in any geographic area in which the Company or any of its subsidiaries is then conducting such business.

(ii)                                  Without limiting the generality of the foregoing prohibition, the following businesses are the “Listed Major Competitors”: Marsh & McLennan Companies,

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Inc.; Willis Group Holdings Limited; Towers Watson & Co.; the Hay Group; Xerox Corporation; Fidelity Investments; Accenture plc; International Business Machines Corporation; and any entity that satisfies the criteria in the following sentence.  A Listed Major Competitor shall also include any entity that is involved in human resources business process outsourcing services (x) in which more than 50% of the voting power to elect directors is owned by private equity funds, directly or indirectly, and (y) that has indicated (by words or actions) that its intent is to become a significant competitor to the Company with respect to human resources business process outsourcing services generally.

(iii)                               For purposes of this Section 4(b), (x) “benefits and human resources administration” means providing recordkeeping services to and for retirement plans and health and other welfare benefit plans; (y) “benefits and human resources consulting” means providing consulting or actuarial services to clients in their capacity as employers and/or sponsors of retirement plans and health and other welfare plans but shall not include management consulting services; and (z) neither payroll services nor outsourcing services (other than the aforesaid record keeping or consulting to employers and/or sponsors as to selection of vendors) shall be within the meaning of “benefits and human resources consulting and administration.”

(iv)                              Furthermore, in calculating the Limits, any entity’s revenues from sub-segments of a segment of a business that competes with sub-segments of a segment of the Company that represents less than 10% of the revenues of Aon Hewitt in the fiscal year prior to the termination of the Executive’s employment with the Company (consolidating such revenues of the prior entities for determinations made prior to January 1, 2012) shall not be considered as revenues of the Specified Businesses.

(c)                                  Nonsolicitation.  The Executive further agrees that during the Noncompetition Period the Executive will not in any manner, directly or indirectly, induce or attempt to induce any employee of the Company or any of its subsidiaries to terminate or abandon his or her employment with the Company for any purpose whatsoever, provided that the foregoing shall not be violated by advertising not targeted at Company employees or by serving as a reference on request, so long as he is not otherwise associated with the entity to which the reference is given.

(d)                                 Exceptions.  Nothing in this Section 4 will prohibit the Executive from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) a passive owner of not more than two percent of the outstanding stock of any class of a corporation, any securities of which are publicly traded, so long as the Executive has no active participation in the business of such corporation.

(e)                                  Reformation.  If, at any time of enforcement of this Section 4, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the stated period, scope or area and that the court will be allowed to revise the restrictions contained herein to cover the maximum period, scope and area

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permitted by law.  This Agreement will not authorize a court to increase or broaden any of the restrictions in this Section 4.

(f)                                    Consideration; Breach.  The Company and the Executive agree that the payments to be made, and the benefits to be provided, by the Company to the Executive pursuant to Section 3 hereof will be made and provided in consideration of the Executive’s agreements contained in Section 4 hereof.  In the event the Executive has committed a material breach of any provision of Section 4 hereof, on written notice to the Executive setting forth the alleged material breach, the Company will be entitled immediately to terminate making all remaining payments and providing all remaining benefits pursuant to Section 3 hereof.  Notwithstanding the foregoing, the Transition RSUs (and any dividend equivalents credited with respect to the Transition RSUs) shall not be subject to any forfeiture or “clawback” provision as a result of any breach, including, without limitation, as provided in this Section 4(f).

(g)                                 Prior Covenants with Hewitt.  The Company and the Executive agree that any restrictive covenants agreement, forfeiture agreement based on restrictive covenants, provision in any agreement that provides for a restrictive covenant or forfeiture provision based on a restrictive covenant in effect prior to the Effective Date between the Executive and Hewitt Associates, LLC (or one its subsidiaries or affiliates) shall be null and avoid and not applicable against the Executive.  For purposes of this Section 4(g), “restrictive covenant” shall include, without limitation, any non-competition, non-solicitation, confidentiality, cooperation, intellectual property rights, or non-disparagement provision.

5.                                      Company’s Right to Injunctive Relief.

The Executive acknowledges that a breach of Section 4 or 6 of this Agreement will result in irreparable and continuing harm to the Company and that therefore, in addition to any other remedy which the Company may have at law or in equity, the Company will be entitled to injunctive relief for a breach of such sections by the Executive.

6.                                      Trade Secrets and Confidential Information; Inventions.

(a)                                  Trade Secrets and Confidential Information.  The Executive will not, except in the good faith performance of his duties to the Company, including but not limited to his obligations under the Sarbanes-Oxley Act, disclose or use during or subsequent to the course of employment, any trade secrets or confidential or proprietary information relating to the business of the Company of which the Executive becomes aware by reason of being employed by the Company or to which the Executive gains access during his employment by the Company and which has not been publicly disclosed (other than by the Executive in breach of this provision).  Such information includes client and customer lists, data, records, computer programs, manuals, processes, methods and intangible rights which are either developed by the Executive during the course of employment or to which the Executive has access.  All records and equipment and other materials relating in any way to any confidential information relating to clients or to the business of the Company will be and remain the sole property of the Company during and after the end of employment.  Notwithstanding the foregoing, the Executive may comply with legal process or governmental inquiry after, to the extent legally permitted, giving the Company written notice of record thereof, and confidential information, for purposes of this Section 6(a),

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shall not include any information that becomes a matter of public record through no wrongful act of the Executive or any representative of the Executive.

Upon termination of employment, the Executive will promptly return to the Company all materials and all copies or tangible embodiments of materials involving any confidential information in the Executive’s possession or control.  The parties acknowledge that the Executive’s rolodex and electrical address books shall be Executive’s property.

(b)                                 Inventions.  The Executive hereby assigns to the Company his or her entire right, title and interest in and to all discoveries and improvements, patentable or otherwise, trade secrets and ideas writings and copyrightable material, which may be conceived by the Executive or developed or acquired by the Executive during the Term of Employment, which may pertain directly or indirectly to the business of the Company or any of its affiliates, parent companies, or subsidiaries.  The Executive agrees to disclose fully all such developments to the Company upon its request, which disclosure will be made in writing promptly following any such request. The Executive will upon the Company’s request, execute, acknowledge and deliver to the Company all instruments and do all other acts which are necessary or desirable to enable the Company or any of its affiliates, parent companies, or subsidiaries to file and prosecute applications for, and to acquire, maintain and enforce, all patents, trademarks, and copyrights in all countries.

7.                                      Executive’s Agreement to Hold Aon Stock.

The Executive hereby agrees to hold (i) stock options for approximately 230,000 shares of Hewitt Associates, LLC that vest on the Effective Date and restricted stock units of Hewitt Associates, LLC common stock (having an approximate aggregate value of $500,000 as of the closing of the Merger) that vest on the Effective Date until December 31, 2011 or his earlier Separation of Service with the Company; and (ii) future equity grants from the Company, net of any amounts used for taxes or exercise prices that are paid, until his Separation of Service with the Company.

8.                                      Mergers and Consolidations; Assignability.

The rights and obligations under this Agreement will inure to the benefit of and be binding upon the Company and its successors and permitted assigns.  By way of explanation, and without limiting the generality of the foregoing sentence, if the Company or any entity resulting from any merger or consolidation referred to in this Section 8 is merged with or consolidated into any other entity or entities, or if substantially all of the assets of the Company or any such entity are sold or otherwise transferred to another entity, the provisions of this Agreement will be binding upon and will inure to the benefit of the continuing entity in or the entity resulting from such merger or consolidation or the entity to which such assets are sold or transferred.  This Agreement will not be assignable by the Executive, but in the event of the Executive’s death it will be binding upon and inure to the benefit of the Executive’s legal representatives to the extent required and desirable to effectuate its terms.  Notwithstanding the foregoing, permitted assigns shall only be those entities that succeed to all or substantially all of the business and assets of the Company and, if not accomplished by law, which assumes the Company’s obligations hereunder in a writing delivered to Executive.

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9.             Indemnification and Liability Insurance.

The Company shall maintain, for the benefit of the Executive, director and officer liability insurance in form at least as comprehensive as, and in an amount that is at least equal to, that maintained by the Company for any other officer or director.  In addition, the Executive shall be indemnified and held harmless (including the advancement of legal expenses) by the Company against liability as an officer and director of the Company and any subsidiary or affiliate of the Company to the maximum extent permitted by applicable law.  The Executive’s rights under this Section 9 shall continue so long as he may be subject to such liability, whether or not this Agreement may have terminated prior thereto.

10.          Miscellaneous.

(a)           Integration; Amendment; Counterparts.  Except as is otherwise provided herein, this Agreement contains all of the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties, whether oral or written, respecting the subject matter of this Agreement.  Without limiting the generality of the foregoing, the parties hereto acknowledge and agree that this Agreement supersedes the applicable Hewitt Change-In-Control Executive Severance Plan with respect to the Executive’s eligibility and participation thereunder, and any modifications to such plan participation or benefits as set forth in the Letter Agreement between the Executive and Hewitt dated as of August 8, 2006, as amended effective December 31, 2008; provided, however, that the Executive shall retain the right, as provided in (i) such agreements for tax gross-up protection for any excise taxes imposed under Section 4999 of the Code arising out of, or in any way connected with, the acquisition by the Company (or one of its wholly-owned subsidiaries) of or with Hewitt Associates, Inc. that was consummated on October 1, 2010 and (ii) the related provisions of such agreements with respect to Code Section 409A and enforcement of the Executive’s rights under such agreements with respect to such provisions.

This Agreement may not be amended, altered or modified without the prior written consent of both parties and such instrument must acknowledge that it is an amendment or modification of this Agreement.

This Agreement may be executed in two counterparts, each of which will be deemed an original and both of which together will constitute one and the same instrument.

(b)           Waiver.  Waiver of any term or condition of this Agreement by any party will not be construed as a waiver of a subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.  Any waiver must be in writing.

(c)           Captions.  The captions in this Agreement are not part of its provisions, are merely for reference and have no force or effect.  If any caption is inconsistent with any provision of this Agreement, such provision will govern.

(d)           Governing Law.  The validity, interpretation, construction, performance, enforcement and remedies of, or relating to, this Agreement, and the rights and obligations of the parties hereunder, will be governed by and construed in accordance with the substantive laws of

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the State of Illinois, without regard to the conflict of law principles, rules or statutes of any jurisdiction.

(e)           Agreement To Be Available In Future Proceedings.  During the period of employment, and after employment termination, the Executive agrees, subject to the advice of  his legal counsel and to his interests not being adverse to those of the Company, and reasonable coordination with Executive’s other commitments, to voluntarily make himself reasonably available to the Company and its legal counsel, at the Company’s request, without the necessity of obtaining a subpoena or court order, in the Company’s investigation, preparation, prosecution and/or defense of any actual or potential legal proceeding, regulatory action, or internal matter related to the period of Executive’s employment.  Subject to the advice of his legal counsel and to his interests not being adverse to those of the Company, the Executive agrees to provide any information reasonably within the Executive’s recollection as to such matters.  The Company will reimburse the Executive for reasonable out-of-pocket expenses actually incurred as a result of such requests (including, but not limited, to his reasonable attorney’s fees and disbursements), or, at Company’s option, will arrange to advance the Executive’s expenses or incur such expenses directly.  Payment or reimbursement of the Executive’s expenses will be made promptly and in no event later than December 31 of the year following the year in which such expenses were incurred, and the amount of such expenses eligible for payment or reimbursement, or in-kind benefits provided, in any year will not affect the amount of such expenses eligible for payment or reimbursement, or in-kind benefits to be provided, in any other year.  Additionally, any right to expense reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit.

(f)            Survival.  Sections 3, 4, 5, 6, 8, 9, 10(a), 10(d), 10(e), 10(i) and 10(j) of this Agreement, and any other provision herein that, by its terms, imply that such provision shall survive termination of this Agreement or the termination of the Executive’s employment, shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination of this Agreement or the termination of the Executive’s employment with the Company.

(g)           Severability.  To the extent that the terms set forth in this Agreement or any word, phrase, clause or sentence is found to be illegal or unenforceable for any reason, such word, phrase, clause or sentence will be modified or deleted in such manner so as to afford the Company the fullest protection commensurate with making this Agreement, as modified, legal and enforceable under applicable laws, and the balance of this Agreement will not be affected thereby, the balance being construed as severable and independent.

(h)           Notice.  All notices given hereunder will be in writing and will be sent by registered or certified mail or delivered by hand and, if intended for the Company, will be addressed to it or delivered to it at its principal office for the attention of the Secretary of the Company.  If intended for the Executive, notices will be delivered personally or will be addressed (if sent by mail) to the Executive’s then current residence address as shown on the Company’s records, or to such other address as the Executive directs in a notice to the Company.  All notices will be deemed to be given on the date received at the address of the addressee or, if delivered personally, on the date delivered.

(i)            Prohibition on Acceleration of Payments.  The time or schedule of any payment or amount scheduled to be paid pursuant to the terms of this Agreement, including but not

12

limited to any restricted stock unit or other equity-based award, payment or amount that provides for the ‘deferral of compensation’ (as such term is described under Code Section 409A), may not be accelerated except as otherwise permitted under Code Section 409A and the guidance and Treasury regulations issued thereunder.

(j)            Code Section 409A.  The parties intend that this Agreement and the benefits provided hereunder be interpreted and construed to comply with Code Section 409A to the extent applicable thereto. The time and form of payment of incentive compensation, disability benefits, severance payments, expense reimbursements and payments of in-kind benefits described herein will be made in accordance with the applicable sections of this Agreement, provided that with respect to Separation from Service for reasons other than death, the payment at such time can be characterized as a “short-term deferral” for purposes of Code Section 409A or as otherwise exempt from the provisions of Code Section 409A, or if any portion of the payment cannot be so characterized, and the Executive is a “specified employee” under Code Section 409A, such portion of the payment will be delayed until the earlier to occur of the Executive’s death or the date that is six months and one day following the Executive’s Separation from Service (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this section will be paid or reimbursed to the Executive in a lump sum, and any remaining payments due under this Agreement will be payable at the same time and in the same form as such amounts would have been paid.  Further, if the Executive is a “specified employee” any equity-based awards granted to the Executive by the Company, pursuant to this Agreement or otherwise, are nonqualified deferred compensation and are not exempt from the requirements of Section 409A, the equity-based awards will not be settled or released until the expiration of the Delay Period.  For purposes of applying the provisions of Code Section 409A, each separately identifiable amount to which the Executive is entitled will be treated as a separate payment.  In addition, the disability benefits and severance payments will be treated as a series of separate payments.  Furthermore, if any payments are to be made within a specified period of time or during a calendar year, the date of such payment shall be in the sole discretion of the Company.

Payment or reimbursement of expenses under this Agreement will made promptly and in no event later than December 31 of the year following the year in which such expenses were incurred, and the amount of such expenses eligible for payment or reimbursement, or in-kind benefits provided, in any year will not affect the amount such expenses eligible for payment or reimbursement, or in-kind benefits to be provided, in any other year, except for any limit on the amount of expenses that may be reimbursed under an arrangement described in Section 105(b) of the Internal Revenue Code of 1986, as amended.  Additionally, any right to expense reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit.  Any tax gross-up payment as provided herein shall be made in any event no later than the end of the calendar year immediately following the calendar year in which the Executive remits the related taxes.

The amounts payable hereunder are intended to be exempt from or comply with, the requirements of Code Section 409A, but the Company does not represent or warrant that the Agreement complies with Code Section 409A or any other provision of federal, state, local, or non-United States law.  In the event provisions of this Agreement do not comply with Code Section 409A, the parties will use reasonable business efforts to amend this Agreement as

13

necessary to bring it in compliance while, to the largest extent possible, maintaining the economic interests hereunder of both parties.

(Signature Page to Follow)

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

AON CORPORATION

By:	/s/ Greg Case

	Its:	President & CEO

I have read the above Agreement and understand and agree to be bound by its terms.

/s/ Russell Fradin
Russell P. Fradin

15

Appendix A

AON CORPORATION

2001 AON STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement (the “Agreement”) is entered into between Aon Corporation, a Delaware corporation (the “Company”) and Russell P. Fradin (the “Employee”).

The Company desires to grant the Employee restricted stock units (“RSUs”), each RSU representing the right to receive a share of Aon common stock (“Common Stock”), $1.00 par value per share of Common Stock, to encourage the Employee to remain in the employ of the Company or its subsidiaries, to provide the Employee with an incentive to contribute to the financial progress of the Company, and to encourage ownership of the Company’s stock by the Employee.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, the parties hereto agree as follows:

1.              Grant of Restricted Stock Units.   The Company grants under the 2001 Aon Stock Incentive Plan (the “Plan”) an award of 127,291 Restricted Stock Units on October 1, 2010 (the “Grant Date”).

2.              Vesting of Restricted Stock Units.   The RSUs will be immediately fully vested on the Grant Date.

3.              Tax Withholding Obligations.  All statutorily required Federal, state or local tax withholding obligations shall be satisfied by reducing the number of shares of Common Stock that are otherwise deliverable from the conversion of the RSUs at the time such tax withholding obligation is required.

4.              Effect of Separation from Service.   RSUs shall be converted to shares of Common Stock as of the date of the Employee’s “separation from service,” as such term is defined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).   Shares of Common Stock, subject to Section 3 above, will be issued to the Employee on the date of his separation from service.  Notwithstanding the preceding sentence, if the Employee separates from service for reasons other than death and the payment of shares of Common Stock at such time cannot be characterized as a “short-term deferral” for purposes of Code Section 409A or as otherwise exempt from the provisions of Code Section 409A (or if any portion of the payment cannot be so characterized), and the Employee is a “specified employee” under Code Section 409A, the payment (or such portion of the payment) shall be delayed until the earlier to occur of the Employee’s death or the date that is six months and one day following the Employee’s separation from service (the “Delay Period”).  Upon the expiration of the Delay Period, all payments delayed pursuant to the preceding sentence shall be paid to the Employee in a lump sum.

5.              Receipt by the Employee of the Prospectus.   The Employee acknowledges receipt of the Plan prospectus that contains the entire Plan, and is incorporated herein by reference.  The Employee represents and warrants that the Employee has read the Plan and agrees that all RSUs awarded under it shall be subject to all of the terms and conditions of the Plan.

6.              Rights as Shareholder.  The Employee may not have voting or any other right as a shareholder of the Company with respect to the RSUs except that, beginning on the Grant Date, the Employee’s account shall be credited, when the Company declares any dividends or any other distributions, with Dividend Equivalents with respect to the shares of Common Stock that are otherwise deliverable from the conversion of the RSUs.  All Dividend Equivalents credited to the Employee’s account shall be paid to the Employee in accordance with Section 4 above.  Upon conversion of the RSUs to shares of Common Stock, the Employee will obtain full voting and other rights as a shareholder of the Company.

7.              No Additional Covenants.  The RSUs and any Dividend Equivalents credited to the Employee’s account shall not be subject to any post-termination obligations or restrictive covenants, including without limitation, any non-competition, non-solicitation, confidentiality, trade secrets, cooperation, intellectual property rights, or non-disparagement provision.  In addition, the RSUs and any Dividend Equivalents credited to the Employee’s account shall not be subject to any forfeiture or “clawback” provision under the Plan or any other agreement between the Employee and the Company.  In the event this program is determined to be a “nonqualified deferred compensation plan” subject to Section 409A of the Internal Revenue Code of 1986, as amended, the Company shall as necessary adopt such conforming amendments as are necessary to comply with Section 409A.

8.              Other Provisions

a)              Agreement Terms Take Precedence over Plan Terms and Other Agreements.   The RSUs are granted pursuant to the Plan, the terms and condition of which are incorporated into this Agreement by reference.  If there are any inconsistencies between the terms of this Agreement and the Plan, the terms of this Agreement will govern.   This Agreement shall supersede and override any provision in the Plan any other Company document with respect to the RSUs and any Dividend Equivalents credited to the Employee’s account.

b)              Prior Agreement(s) Will Not Control.   Employee’s acceptance of this Agreement will supersede provisions of any prior agreement that could be construed as governing the terms of this grant.

c)              Restriction on Transfer.   The RSUs may not be sold, transferred, pledged, assigned, or otherwise alienated at any time.

d)              Right of Employment.   Grants of RSUs under the Plan and this Agreement do not confer upon Employee any right to continue in the employ of the Company.

e)              Beneficiary.   An Employee’s “beneficiary” means the person(s) or entity designated by the Employee in the most recent written beneficiary designation form filed with the Company to receive the benefits specified under the Plan upon the death of the Employee, or, if there is no designated beneficiary or surviving designated beneficiary, then the estate of the Employee.

f)                Data Privacy.   Employee understands and authorizes Employer to share Employee’s personal data with the Company, the U.S. parent company.  Employee also understands and authorizes that this data, as listed below, will be shared with third party vendors hired by the Company to assist in administering the Plan.  Employee consents to the Employee’s Employer sharing of personal data (i.e. identification data, including name, address, telephone; financial data, including account numbers, wages; personal data, including age, gender, date of birth; education related data, including academic curriculum, professional experience; profession related data, including title and description of functions with the Company).  Employee also authorizes Employer and the Company to receive, possess, use, retain, and transfer the data, in electronic form or other, and to further transfer data to third party vendors for purposes of assisting in the administration and managing Employee’s participation in the Plan.

g)             Need to Accept Grant.   Employee acknowledges that this grant must be accepted within ninety (90) days of the Grant Date in order to be eligible to receive any benefits from this grant. If this grant is not accepted within ninety days, the grant will be cancelled and all benefits under this grant will be forfeited.  To accept this grant, the Employee must access the www.netbenefits.fideltiy.com website and follow the instructions for acceptance.  If this grant was distributed to the Employee via mail, Employee must sign the agreement and return it to Aon’s Executive Compensation Department within ninety (90) days.

h)             Computation of Severance/Retirement Benefits.   Benefits and rights acquired under the Plan do not constitute “base salary” or other regular employment earnings.  Accordingly, Employee understands and accepts that benefits provided under the Plan will not be considered in calculating any of the Company’s and its subsidiaries’ obligations to Employee for bonus, retirement, severance, termination, health and welfare, or any other such payments, unless otherwise specified in the applicable plan.

i)                Plan Changes/Acquired Rights.  Employee understands and agrees that the Company may terminate, change or otherwise alter the terms and conditions of the Plan at any time, and that any such termination, change or alteration will not amount to a breach or breaches, fundamental or otherwise, of Employee’s terms and conditions of employment. The scope of any change in terms is unforeseen; however, potential changes to the Plan may include, but are not limited to, 1) alteration of the discount at which employees are allowed to acquire Company shares, 2) modification of the vesting and/or offering periods, 3) adjustment of the award amounts, and 4) cancellation of the Plan.  Employee hereby elects to participate in the Plan with full knowledge that benefits under the Plan can be terminated or otherwise modified by the Company at its sole discretion at any time.  Notwithstanding the foregoing, any changes or alterations to the Plan by the Company shall not change any of the terms of this Agreement.

j)                Waiver.   Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of a subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.  Any waiver must be in writing.

k)            Severability.   To the extent that the terms set forth in this Agreement or any word, phrase, clause or sentence is found to be illegal or unenforceable for any reason, such word, phrase, clause or sentence shall be modified or deleted in such manner so as to afford the Company the fullest protection commensurate with making this Agreement, as modified, legal and enforceable under applicable laws, and the balance of this Agreement shall not be affected thereby, the balance being construed as severable and independent.

l)                Governing Law.   The validity, interpretation, instruction, performance, enforcement and remedies of or relating to this Agreement, and the rights and obligations of the parties hereunder, shall be governed by and construed in accordance with the substantive laws of the State of Illinois, without regard to the conflict of law principles, rules or statutes of any jurisdiction.  For Employees outside of the United States, this Agreement shall be governed by the applicable regulations or international treaty.

m)          Notice.   All notices given hereunder shall be in writing and, if intended for the Company, shall be addressed to it or delivered to it at its principal office to the attention of Executive Compensation Department.  If intended for the Employee, notices shall be delivered personally or shall be addressed (if sent by mail) to the Employee’s then current residence address as shown on the Company’s records, or to such other address as the Employee directs in a notice to the Company.  All notices shall be deemed to be given on the date received at the address of the addressee or, if delivered personally, on the date delivered.

IN WITNESS WHEREOF, the parties have accepted this Agreement as of the date hereof.

AON CORPORATION

/s/ Greg Case
Gregory C. Case
President and Chief Executive Officer

/s/ Russell P. Fradin	10/4/10
Russell P. Fradin	Date

Please sign, date and return within 90 days from date of receipt to:

Executive Compensation

Aon

Attn: Denise Callahan

200 E. Randolph Street

6th Floor

Chicago, IL  60601

Appendix B

AON CORPORATION

2001 AON STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement (the “Agreement”) is entered into between Aon Corporation, a Delaware corporation (the “Company”) and Russell P. Fradin (the “Employee”).

The Company desires to grant the Employee restricted stock units (“RSUs”), each RSU representing the right to receive a share of Aon common stock (“Common Stock”), $1.00 par value per share of Common Stock, to encourage the Employee to remain in the employ of the Company or its subsidiaries, to provide the Employee with an incentive to contribute to the financial progress of the Company, and to encourage ownership of the Company’s stock by the Employee.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, the parties hereto agree as follows:

1.              Grant of Restricted Stock Units.   The Company grants under the 2001 Aon Stock Incentive Plan (the “Plan”) an award of 50,917 Restricted Stock Units on October 1, 2010 (the “Grant Date”).

2.              Vesting of Restricted Stock Units.   The RSUs will vest 25% on each of the second, third, fourth and fifth anniversaries of the Grant Date.

3.              Tax Withholding Obligations.   Prior to delivery of the shares, the Employee shall deposit with the Company, through means provided for by the Company, an amount of cash equal to the amount determined by the Company to be necessary upon delivery of the shares for any taxes, social security / social insurance contributions, or the like under any government statute. Alternatively, the Company may, at its sole election, a) withhold the required amounts from the Employee’s pay, or b) may permit the Employee, subject to such conditions as the Company shall require, to sell a number of shares otherwise deliverable having a value sufficient to satisfy all or part of the Employee’s estimated total tax obligations associated with vesting of the shares.  The Company shall not deliver any of the shares until and unless the Employee has made the deposit required herein or proper provision for required withholding has been made.

4.              Effect of Termination of Employment.

a)              Voluntary termination prior to age 55.  The unvested portion of the RSUs will be forfeited.

b)              Termination due to disability or death.  All unvested RSUs will immediately become fully vested.

c)              Involuntary termination (other than for cause), voluntary termination for Good Reason, or voluntary termination on or after age 55. If the Employee’s termination occurs prior to the third anniversary of the Grant Date, the RSUs shall become immediately vested pro rata.  The remaining unvested portion of the RSUs shall be forfeited.  If the Employee’s termination occurs on or after the third anniversary of the Grant Date, the RSUs shall become immediately vested pro rata, and will otherwise continue to vest in accordance with the original vesting schedule until they are fully vested.  In all cases, pro rata vesting is based on the period of employment since the Grant Date.  For purposes of this Agreement, “good reason” shall have the meaning given such term under the Employment Agreement between the Employee and the Company dated as of September 30, 2010 (the “Employment Agreement”)

d)              Termination for Cause.  All unvested RSUs will be forfeited.  For purposes of this Agreement, “cause” shall have the meaning given such term under the Employment Agreement.

e)              Six-month Delay.  Notwithstanding the preceding sub-sections, if the Employee separates from service for reasons other than death and the payment of shares of Common Stock at such time cannot be characterized as a “short-term deferral” for purposes of Code Section 409A or as otherwise exempt from the provisions of Code Section 409A (or if any portion of the payment cannot be so characterized), and the Employee is a “specified employee” under Code Section 409A, the payment (or such portion of the payment) shall be delayed until the earlier to occur of the Employee’s death or the date that is six months and one day following the Employee’s separation from service (the “Delay Period”).  Upon the expiration of the Delay Period, all payments delayed pursuant to the preceding sentence shall be paid to the Employee in a lump sum.

5.              Receipt by the Employee of the Prospectus.   The Employee acknowledges receipt of the Plan prospectus that contains the entire Plan, and is incorporated herein by reference.  The Employee represents and warrants that the Employee has read the Plan and agrees that all RSUs awarded under it shall be subject to all of the terms and conditions of the Plan.

6.              Issuance of Shares.  RSUs will be converted to shares of Common Stock of the Company as of the vesting date.  Shares of Common Stock will be issued to the Employee as soon as practicable after the vesting date, subject to Section 3 of this Agreement.

7.              Rights as Shareholder.  The Employee may not have voting or any other right as a shareholder of the Company with respect to the RSUs. Upon conversion of the RSUs to shares of Company Stock, the Employee will obtain full voting and other rights as a shareholder of the Company.

8.              Additional Covenants

a)              Non-Competition and Non-Solicitation Covenant.  The Employee acknowledges and agrees to be subject to the non-competition and non-solicitation provisions under Section 4 of the Employment Agreement.

b)              Company’s Right to Injunctive Relief.   The Employee acknowledges that the Employee’s services to the Company are of a unique character which gives them a special value to the Company, the loss of which cannot reasonably or adequately be compensated in damages in an action at law, and that a breach of this Agreement will result in irreparable and continuing harm to the Company, and that therefore, in addition to any other remedy which the Company may have at law or in equity, the Company shall be entitled to injunctive relief for a breach of this Agreement by Employee.

c)              Trade Secrets and Confidential Information.  The Employee acknowledges and agrees to be subject to the trade secrets and confidential information provisions under Section 6(a) of the Employment Agreement.

d)              In the event this program is determined to be a “nonqualified deferred compensation plan” subject to Section 409A of the Internal Revenue Code of 1986, as amended, the Company shall as necessary adopt such conforming amendments as are necessary to comply with Section 409A.

9.                                      Other Provisions

a)              Plan Terms Take Precedence over Agreement Terms.   The RSUs are granted pursuant to the Plan, the terms and condition of which are incorporated into this Agreement by reference.  If there are any inconsistencies between the terms of this Agreement and the Plan, the terms of this Agreement will govern.

b)              Prior Agreement(s) Will Not Control.   Employee’s acceptance of this Agreement will supersede provisions of any prior agreement that could be construed as governing the terms of this grant.

c)              Restriction on Transfer.   Unless the RSUs are vested as provided above, they may not be sold, transferred, pledged, assigned, or otherwise alienated at any time.

d)              Right of Employment.   Grants of RSUs under the Plan and this Agreement do not confer upon Employee any right to continue in the employ of the Company.

e)              Beneficiary.   An Employee’s “beneficiary” means the person(s) or entity designated by the Employee in the most recent written beneficiary designation form filed with the Company to receive the benefits specified under the Plan upon the death of the Employee, or, if there is no designated beneficiary or surviving designated beneficiary, then the estate of the Employee.

f)                Data Privacy.   Employee understands and authorizes Employer to share Employee’s personal data with the Company, the U.S. parent company.  Employee also understands and authorizes that this data, as listed below, will be shared with third party vendors hired by the Company to assist in administering the Plan.  Employee consents to the Employee’s Employer sharing of personal data (i.e. identification data, including name, address, telephone; financial data, including account numbers, wages; personal data, including age, gender, date of birth; education related data, including academic curriculum, professional experience; profession related data, including title and description of functions with the Company).  Employee also authorizes Employer and the Company to receive, possess, use, retain, and transfer the data, in electronic form or other, and to further transfer data to third party vendors for purposes of assisting in the administration and managing Employee’s participation in the Plan.

g)             Need to Accept Grant.   Employee acknowledges that this grant must be accepted within ninety (90) days of the Grant Date in order to be eligible to receive any benefits from this grant. If this grant is not accepted within ninety days, the grant will be cancelled and all benefits under this grant will be forfeited.  To accept this grant, the Employee must access the www.netbenefits.fideltiy.com website and follow the instructions for acceptance.  If this grant was distributed to the Employee via mail, Employee must sign the agreement and return it to Aon’s Executive Compensation Department within ninety (90) days.

h)             Computation of Severance/Retirement Benefits.   Benefits and rights acquired under the Plan do not constitute “base salary” or other regular employment earnings.  Accordingly, Employee understands and accepts that benefits provided under the Plan will not be considered in calculating any of the Company’s and its subsidiaries’ obligations to Employee for bonus, retirement, severance, termination, health and welfare, or any other such payments, unless otherwise specified in the applicable plan.

i)                Plan Changes/Acquired Rights.  Employee understands and agrees that the Company may terminate, change or otherwise alter the terms and conditions of the Plan at any time, and that any such termination, change or alteration will not amount to a breach or breaches, fundamental or otherwise, of Employee’s terms and conditions of employment. The scope of any change in terms is unforeseen; however, potential changes to the Plan may include, but are not limited to, 1) alteration of the discount at which employees are allowed to acquire Company shares, 2) modification of the vesting and/or offering periods, 3) adjustment of the award amounts, and 4) cancellation of the Plan.  Employee hereby elects to participate in the Plan with full knowledge that benefits under the Plan can be terminated or otherwise modified by the Company at its sole discretion at any time.  Notwithstanding the foregoing, any changes or alterations to the Plan by the Company shall not change any of the terms of this Agreement.

j)                Waiver.   Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of a subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.  Any waiver must be in writing.

k)            Severability.   To the extent that the terms set forth in this Agreement or any word, phrase, clause or sentence is found to be illegal or unenforceable for any reason, such word, phrase, clause or sentence shall be modified or deleted in such manner so as to afford the Company the fullest protection commensurate with making this Agreement, as modified, legal and enforceable under applicable laws, and the balance of this Agreement shall not be affected thereby, the balance being construed as severable and independent.

l)                Governing Law.   The validity, interpretation, instruction, performance, enforcement and remedies of or relating to this Agreement, and the rights and obligations of the parties hereunder, shall be governed by and construed in accordance with the substantive laws of the State of Illinois, without regard to the conflict of law principles, rules or statutes of any jurisdiction.  For Employees outside of the United States, this Agreement shall be governed by the applicable regulations or international treaty.

m)          Notice.   All notices given hereunder shall be in writing and, if intended for the Company, shall be addressed to it or delivered to it at its principal office to the attention of Executive Compensation Department.  If intended for the Employee, notices shall be delivered personally or shall be addressed (if sent by mail) to the Employee’s then current residence address as shown on the Company’s records, or to such other address as the Employee directs in a notice to the Company.  All notices shall be deemed to be given on the date received at the address of the addressee or, if delivered personally, on the date delivered.

IN WITNESS WHEREOF, the parties have accepted this Agreement as of the date hereof.

AON CORPORATION

/s/ Greg Case
Gregory C. Case
President and Chief Executive Officer

/s/ Russell P. Fradin	10/4/10
Russell P. Fradin	Date

Please sign, date and return within 90 days from date of receipt to:

Executive Compensation

Aon

Attn: Denise Callahan

200 E. Randolph Street

6th Floor

Chicago, IL  60601

Appendix C

CHANGE IN CONTROL AGREEMENT

This Agreement is entered into as of           , 2010 between Aon Corporation, a Delaware corporation, and Russell P. Fradin (the “Executive”).

WHEREAS, the Executive will serve as a key employee of the Company (as defined in Section 1) and the Executive’s services and knowledge are valuable to the Company in connection with the management of one or more of the Company’s principal operating facilities, divisions, departments or subsidiaries; and

WHEREAS, the Board (as defined in Section 1) has determined that it is in the best interests of the Company and its stockholders to secure the Executive’s services and to ensure the Executive’s dedication and objectivity in the event of any threat or occurrence of, or negotiation or other action that could lead to, or create the possibility of, a Change in Control (as defined in Section 1) of the Company, without concern as to whether the Executive might be hindered or distracted by personal uncertainties and risks created by any such possible Change in Control, and to encourage the Executive’s full attention and dedication to the Company, the Board has authorized the Company to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the Company and the Executive hereby agree as follows:

1.                                       Definitions.  As used in this Agreement, the following terms shall have the respective meanings set forth below:

(a)                                  “Board” means the Board of Directors of the Company.

(b)                                 “Cause” means:

(1)                                  a material breach by the Executive of those duties and responsibilities of the Executive which do not differ in any material respect from the duties and responsibilities of the Executive during the 90-day period immediately prior to a Change in Control (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on the Executive’s part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and which is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach;

(2)                                  gross misconduct, theft, fraud, breach of trust or any act of dishonesty by the Executive which results in material harm to the Company; or

(3)                                  the commission by the Executive of a felony involving moral turpitude.

(c)                                  “Change in Control” means:

(1)                                  the acquisition by any individual, entity or group (a “Person”), including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Common Stock”) or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however, the following: (A) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Company), (B) any acquisition by the Company, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (3) of this Section 1(c); provided further, that for purposes of clause (B), if any Person (other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company) shall become the beneficial owner of 30% or more of the Outstanding Common Stock or 30% or more of the Outstanding Voting Securities by reason of an acquisition by the Company, and such Person shall, after such acquisition by the Company, become the beneficial owner of any additional shares of the Outstanding Common Stock or any additional Outstanding Voting Securities and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control;

(2)                                  individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened solicitation by a Person other than the Board for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board;

(3)                                  the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”); excluding, however, a Corporate Transaction pursuant to which (i) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Common Stock and the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Stock and the Outstanding Voting Securities, as the case may be, (ii) no Person (other than:  the Company; any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; the corporation resulting from such Corporate Transaction; and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 30% or more of the Outstanding Common Stock or the Outstanding Voting Securities, as the case may be) will beneficially own, directly or indirectly, 30% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(4)                                  the consummation of a plan of complete liquidation or dissolution of the Company.

(d)                                 “Code” means the Internal Revenue Code of 1986, as amended.

(e)                                  “Company” means Aon Corporation, a Delaware corporation.

(f)                                    “Good Reason” means, without the Executive’s express written consent, the occurrence of any of the following events after a Change in Control:

(1)                                  a material adverse change in the nature or scope of the Executive’s authority, powers, functions, duties or responsibilities as in effect immediately prior to such Change in Control;

(2)                                  a material reduction by the Company in the Executive’s rate of annual base salary or bonus opportunity as in effect immediately prior to such Change in Control or as the same may be increased from time to time thereafter;

(3)                                  the failure of the Company to continue in effect any material employee benefit plan or compensation plan in which the Executive is participating immediately prior to such Change in Control, unless the Executive is permitted to participate in other plans providing the Executive with substantially comparable benefits, or the taking of any action by the Company which would adversely affect the Executive’s participation in or materially reduce the Executive’s benefits under any such plan;

(4)                                  a change in the Executive’s primary employment location to a location that is more than 50 miles from the primary location of the Executive’s employment at the time of such Change in Control; or

(5)                                  the failure of the Company to obtain from any successor or transferee of the Company an express written and unconditional assumption of the Company’s obligations under this Agreement, as further described in Section 12(b) of this Agreement.

For purposes of this Agreement, any good faith determination of Good Reason made by the Executive shall be conclusive; provided, however, that an isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive shall not constitute Good Reason.

The Executive’s employment may be terminated by the Executive for Good Reason if (x) an event or circumstance set forth in this Section 1(f) shall have occurred and the Executive provides the Company with written notice thereof within 90 days after the Executive has knowledge of the occurrence or existence of such event or circumstance, which notice shall specifically identify the event or circumstance that the Executive believes constitutes Good Reason, (y) the Company fails to correct the circumstance or event so identified within 30 days after the receipt of such notice, and (z) the Executive resigns during the Termination Period and after the date of delivery of the notice referred to in clause (x) above.

(g)                                 “Nonqualifying Termination” means a termination of the Executive’s employment (1) by the Company for Cause, (2) by the Executive for any reason other than a Good Reason, (3) as a result of the Executive’s death or (4) by the Company due to the Executive’s absence from the Executive’s duties with the Company on a full-time basis for at least 180 consecutive days as a result of the Executive’s incapacity due to physical or mental illness.

(h)                                 “Termination Date” means the date during the Termination Period on which the Executive’s employment is terminated other than by reason of a Nonqualifying Termination.

(i)                                     “Termination Period” means the period of time beginning with a Change in Control and ending on the earlier to occur of (1) the date which is two (2) years following such Change in Control and (2) the Executive’s death; provided, however, that, anything in this Agreement to the contrary notwithstanding, if a Change in Control occurs and if the Executive’s employment with the Company was terminated prior to the date on which the Change in Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (a) was at the request of a third party who was taking steps reasonably calculated to effect a Change in Control or (b) otherwise arose in connection with or in anticipation of a Change in Control, then for purposes of this Agreement, “Termination Period” means the period of time commencing upon the date immediately prior to the date of such termination of employment and ending on the earlier to occur of (x) two (2) years following such Change in Control and (y) the Executive’s death.

2.                                       Obligations of the Executive.  The Executive agrees that in the event any person or group attempts a Change in Control, he shall not voluntarily leave the employ of the Company without Good Reason (a) until such attempted Change in Control terminates or (b) if a Change in Control shall occur, until 90 days following such Change in Control.

3.                                       Payments and Benefits Upon Termination of Employment.  If during the Termination Period the employment of the Executive shall terminate, other than by reason of a Nonqualifying Termination, and the Executive (or the Executive’s executor or other legal representative in the case of the Executive’s death or disability following such termination) executes a noncompetition, nonsolicitation and confidentiality agreement and release of claims substantially in the form of Exhibit A hereto (the “Noncompetition Agreement and Release”) within 45 days following the Termination Date, the Company shall provide to the Executive, as compensation for services rendered to the Company, and in consideration of the covenants set forth in the Noncompetition Agreement and Release, the payments and benefits described in this Section 3.  The Executive shall forfeit the payments and benefits described in this Section 3 in the event that the Executive fails to execute and deliver the Noncompetition Agreement and Release to the Company in accordance with the timing and other provisions of the preceding sentence or revokes such Noncompetition Agreement and Release prior to the date the release of claims contained therein becomes effective.  For certainty and not intending to extend the provisions above to any equity award, in no event shall such forfeiture as described herein shall apply to the payment of any Transition RSUs (as defined in the Executive’s employment agreement with the Company, dated as of September 30, 2010) or any dividend equivalents credited with respect to the Transition RSUs.  For purposes of this Agreement, the Executive shall be considered to have a termination of employment with the Company and its subsidiaries on the date the Executive has a “separation from service” as described under Section 409A of the Code and the guidance and Treasury Regulations issued thereunder with the Company and its subsidiaries.  Any amount paid pursuant to this Section 3 shall be paid in lieu of any other severance payments and benefits, which benefits may, without limitation, include pay in lieu of notice, salary continuation through a contractual notice period or enhanced supplemental pension benefits conferred, in any event as a result of termination of employment, from the Company or any of its subsidiaries which are not payable pursuant to this Agreement, but are payable pursuant to an employment agreement or other compensation arrangement entered into between such Employee and the Company or any of its subsidiaries.

(a)                                  Except as otherwise provided in Section 6, and conditioned upon the Executive’s execution of the Noncompetition Agreement and Release without revocation within the time period described in the preceding provisions of this Section 3, the Company shall pay to the Executive (or the Executive’s beneficiary or estate, as the case may be) on the 60th day following the later to occur of the Termination Date or the Change in Control:

(1)                                  a cash amount (subject to any applicable payroll or other taxes required to be withheld pursuant to Section 7 and any deductions authorized by the Executive) equal to the sum of (i) the Executive’s full annual base salary from the Company and its affiliated companies through the Termination Date, to the extent not theretofore paid, (ii) the average of the Executive’s annual cash incentive for each of the three fiscal years immediately preceding the fiscal year in which the Termination Date occurs, multiplied by a fraction, the numerator of which is the number of days in the fiscal year in which the Termination Date occurs and the denominator of which is 365 or 366, as applicable, and (iii) any accrued vacation pay, in each case to the extent not theretofore paid; plus

(2)                                  a lump sum cash amount (subject to any applicable payroll or other taxes required to be withheld pursuant to Section 7 and any deductions authorized by the Executive) in an amount equal to two (2) times the sum of (a) Executive’s annual base salary from the Company and its affiliated companies in effect on the Termination Date and (b) the average incentive compensation paid to the Executive by the Company for the previous two years; plus

(3)                                  a lump sum cash amount (subject to any applicable payroll or other taxes required to be withheld pursuant to Section 7 and any deductions authorized by the Executive) in an amount equal to the amount forfeited by the Executive under any qualified defined contribution plan maintained by the Company or any of its subsidiaries as a result of the Executive’s termination of employment.

(b)                                 The Executive shall become fully (100%) vested in the Executive’s accrued benefits under the Aon Corporation Excess Benefit Plan, the Aon Corporation Supplemental Savings Plan and the Aon Corporation Supplemental Employee Stock Ownership Plan, or successor plans in effect on the date of the Executive’s termination of employment (the “Nonqualified Plans”).  The Executive’s accrued benefits under the Aon Corporation Excess Benefit Plan or the Aon Corporation Supplemental Savings Plan, whichever plan is applicable to the Executive on the date of the Executive’s termination of employment, shall be determined by crediting the Executive with two (2) additional years of age and service credits and, in the case of the Aon Corporation Supplemental Savings Plan, two (2) additional years of Retirement Plan Contributions.

(c)                                  For the period commencing on the Termination Date and ending on the earlier of (i) the date which is two (2) years following the Termination Date and (ii) the date on which the Executive becomes eligible to participate in and receive medical, dental and life insurance benefits under a plan or arrangement sponsored by another employer having benefits substantially equivalent to the benefits provided pursuant to this Section 3(c), the Company shall continue the Executive’s medical, dental and life insurance coverage, under the Company-sponsored plans or otherwise, upon the same terms and otherwise to the same extent as such coverage shall have been in effect immediately prior to the Executive’s Termination Date, and the Company and the Executive shall share the costs of the continuation of such medical, dental and life insurance coverage in the same proportion as such costs were shared immediately prior to the Termination Date; provided, that the cost of any medical insurance plan premium reimbursement paid by the Company to the Executive following the end of the continuation coverage period under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, shall be the full cost thereof; provided, further, the Company’s share of the cost of the continuation of coverage under any self-insured medical reimbursement plan that is subject to Section 105(h) of the Code shall be included in the Executive’s taxable income from the Company.  Such continuation of medical and dental coverage shall be in satisfaction of the Company’s obligations under the Consolidated Omnibus Budget Reconciliation Act of 1985

(COBRA).  Payment or reimbursement of expenses incurred by the Executive pursuant to this Section 3(c) shall be made promptly and in no event later than December 31 of the year following the year in which such expenses were incurred, and the amount of expenses eligible for reimbursement, or in-kind benefits provided, in any year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, in any other year, except for any limit on the amount of expenses that may be reimbursed under an arrangement described in Section 105(b) of the Code.  Additionally, such right to payment or reimbursement, or in-kind benefits to be provided, shall not be subject to liquidation or exchange for another benefit.  If the Executive is a “specified employee” under Section 409A of the Code, the full cost of the continuation or provision of employee benefits described under this Section 3(c) (other than any cost of medical or dental benefit plans or programs or the cost of any other plan or program that is exempt from Section 409A of the Code) shall be paid by the Executive until the earlier to occur of the Executive’s death or the date that is six months and one day following the Executive’s termination of employment, and such cost shall be reimbursed by the Company or the applicable subsidiary to, or on behalf of, the Executive in a lump sum cash payment on the earlier to occur of the Executive’s death or the date that is six months and one day following the Executive’s termination of employment.

4.                                       Vesting of Equity Awards Upon Termination Date; Exercise Period.  Immediately upon the Executive’s Termination Date, all stock options and other equity awards, if any, granted by the Company to the Executive (or stock options and other equity awards granted in substitution therefor by an acquiror of, or successor to, the Company) that are not otherwise exercisable or vested shall become exercisable and vested in full.  Notwithstanding the foregoing, the time or schedule of any payment or amount scheduled to be paid pursuant to the terms of this Section 4, including but not limited to any restricted stock unit or other equity-based award, payment or amount that provides for the “deferral of compensation” (as such term is defined under Section 409A of the Code), may not be accelerated except as otherwise permitted under Section 409A of the Code and the guidance and Treasury regulations issued thereunder.  With respect to any and all outstanding stock options granted by the Company to the Executive, each such option shall remain exercisable following the Executive’s termination of employment until and including the expiration date of the term of the option (as set forth in the written agreement relating to such option).

5.                                       Code Section 4999 Excise Tax.  (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that (i) any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a Change in Control (or any of its affiliated entities) to or for the benefit of the Executive (whether pursuant to the terms of this Agreement or otherwise) (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), and (ii) the reduction of the amounts payable to the Executive under this Agreement to the maximum amount that could be paid to the Executive without giving rise to the Excise Tax (the “Safe Harbor Cap”) would provide the Executive with a greater after-tax amount than if such amounts were not reduced, then the amounts payable to the Executive under this Agreement shall be reduced (but not below zero) to the Safe Harbor Cap.  The reduction of the amounts payable hereunder, if applicable, shall be made to the extent necessary in the following order: (i) the acceleration of vesting of stock options with an exercise price that exceeds the then fair market value of the stock subject to the award and of other equity awards, provided that such stock options and of other equity awards are not permitted to be valued under Treasury Regulation Section 1.280G-1 Q/A — 24(c); (ii) the payments under Section 3(a); (iii) the payments and benefits under Section 3(b); (iv) the payments and benefits under Section 3(c); (v) any equity awards accelerated pursuant to Section 4 or otherwise valued at full value, provided that such equity awards are not permitted to be valued under Treasury Regulation Section 1.280G-1 Q/A — 24(c); (vi) the acceleration of vesting of stock options with an exercise price that exceeds the then fair market value of the stock subject to the award and other equity awards, provided that such stock options and other equity awards are permitted to be valued under Treasury Regulation Section 1.280G-1 Q/A — 24(c); and (vii) the acceleration of vesting of all other stock options and equity awards on a basis resulting in the highest amount retained by the Executive.  For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable under this Agreement (and no other Payments) shall be reduced.  If the reduction of the amounts payable hereunder would not result in a greater after-tax result to the Executive, no amounts payable under this Agreement shall be reduced pursuant to this provision.  Notwithstanding the foregoing, payment of the Transition RSUs or any dividend equivalents credited with respect to the Transition RSUs shall not be subject to any reduction as provided in this Section 3.

(b)                                 All determinations required to be made under this Section shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Company or the Executive that there has been a Payment, or such earlier time as is requested by the Company.  Notwithstanding the foregoing, in the event (i) the Board shall determine prior to the Change in Control that the Accounting Firm is precluded from performing such services under applicable auditor independence rules or (ii) the Audit Committee of the Board determines that it does not want the Accounting Firm to perform such services because of auditor independence concerns or (iii) the Accounting Firm is serving as accountant or auditor for the person(s) effecting the Change in Control, the Board shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder).  All fees, costs and expenses (including, but not limited to, the costs of retaining experts) of the Accounting Firm shall be borne by the Company.  If payments are reduced to the Safe Harbor Cap or the Accounting Firm determines that no Excise Tax is payable by the Executive without a reduction in payments, the Accounting Firm shall provide a written  opinion to the Executive to the effect that the Executive is not required to report any Excise Tax on the Executive’s federal income tax return, and that the failure to report the Excise Tax, if any, on the Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty.  The determination by the Accounting Firm shall be binding upon the Company and the Executive (except as provided in Section 5(c) below).

(c)                                  If it is established pursuant to a final determination of a court or an Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved, that Payments have been made to, or provided for the benefit of, the Executive by the Company which are in excess of the limitations provided in this Section (referred to hereinafter as an “Excess Payment”), the Executive shall repay the Excess Payment to the Company on demand, together with interest on the Excess Payment at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of the Executive’s receipt of such Excess Payment until the date of such repayment.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the determination, it is possible that Payments which will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made under this Section.  In the event that it is determined (i) by the Accounting Firm, the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or the IRS or (ii) pursuant to a determination by a court, that an Underpayment has occurred, the Company shall pay an amount equal to such Underpayment to the Executive within 10 days of such determination together with interest on such amount at the applicable federal rate from the date such amount would have been paid to the Executive until the date of payment.  The Executive shall cooperate, to the extent the Executive’s expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the IRS in connection with the Excise Tax or the determination of the Excess Payment.  Notwithstanding the foregoing, in the event that amounts payable under this Agreement were reduced pursuant to Section 5(a) and the present value of any Payment is subsequently re-determined by the Accounting Firm within the context of Treasury Regulation Section 1 280G-1 Q/A 33 that reduces the value of the Payment, the Company shall promptly pay to Executive any amounts payable under this Agreement that were not previously paid solely as a result of Section 5(a), subject to the Safe Harbor Cap.

(d)                                 A payment or reimbursement of expenses described in this Section 5 shall be made promptly and in no event later than December 31 of the year following the year in which such expenses were incurred, any reimbursement of expenses incurred due to a tax audit or litigation shall be made no later than the end of the calendar year immediately following the calendar year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or, if no taxes are to be remitted, the end of the calendar year following the calendar year in which the audit or litigation is completed, and the amount of such expenses eligible for payment or reimbursement in any year shall not affect the amount of such expenses eligible for payment or reimbursement in any other year nor shall such right to payment or reimbursement be subject to liquidation or exchange for another benefit.

(e)                                  For the avoidance of doubt, this Section 5 shall not limit or supersede any rights the Executive may have for any tax gross-up protection for any excise taxes imposed under Section 4999 of the Code arising out of, or in any way in connection with, the acquisition by the Company (or one of its wholly-owned subsidiaries) of or with Hewitt Associates, Inc. that was consummated on October 1, 2010.

6.                                       Delay of Payments.  (a)  Except as otherwise provided in Section 6(b) below, in the event that any payment or distribution or portion of any payment or distribution to be made to the Executive under Section 3(a) of this Agreement cannot be characterized as a “short term deferral” for purposes of Section 409A of the Code or is not otherwise exempt from the provisions of Section 409A of the Code, and “Change in Control” as defined for purposes of this Agreement does not satisfy the requirements of a change in control event as described in Section 409A of the Code and the guidance and regulations issued thereunder or, if “Change in

Control” does satisfy such requirements under Code Section 409A, the Termination Date is not within two years following the Change in Control in accordance with Treasury Regulation Section 1.409A-3(c)(1), then an amount equal to the aggregate severance payments that would otherwise be payable to the Executive upon an involuntary termination of employment under any other employment agreement or other compensation arrangement entered into between the Executive and the Company or any of its subsidiaries shall be paid to the Executive at the same time and in the same form of payment as such other severance payments would otherwise be paid and the remainder of the payment or distribution, or portion thereof, under Section 3(a) of this Agreement shall be paid in accordance with Section 3(a).

(b)                                 In the event that any payment or distribution or portion of any payment or distribution to be made to the Executive hereunder cannot be characterized as a “short term deferral” for purposes of Section 409A of the Code or is not otherwise exempt from the provisions of Section 409A of the Code, and the Executive is determined to be a “specified employee” under Section 409A of the Code, such portion of the payment shall be delayed until the earlier to occur of the Executive’s death or the date that is six months and one day following the Executive’s termination of employment with the Company and its subsidiaries (the “Delay Period”).  Upon the expiration of the Delay Period, the payments delayed pursuant to this Section 6 shall be paid to the Executive or his beneficiary in a lump sum, and any remaining payments due under this Agreement shall be payable in accordance with their original payment schedule.

7.                                       Withholding Taxes.  The Company may withhold from all payments due to the Executive (or the Executive’s beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

8.                                       Reimbursement of Expenses.  If any contest or dispute shall arise under this Agreement involving termination of the Executive’s employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall reimburse the Executive, on a current basis, for all legal fees and expenses, if any, incurred by the Executive in connection with such contest or dispute; provided, however, that in the event the resolution of any such contest or dispute includes a finding denying, in total, the Executive’s claims in such contest or dispute, the Executive shall be required to reimburse the Company, over a period of 12 months from the date of such resolution, for all sums advanced to the Executive pursuant to this Section 8.  Payment or reimbursement of expenses described in this Section 8 shall be made promptly and in no event later than December 31 of the year following the year in which such expenses were incurred, and the amount of such expenses eligible for payment or reimbursement in any year shall not affect the amount of such expenses eligible for payment or reimbursement in any other year nor shall the right to payment or reimbursement be subject to liquidation or exchange for another benefit.

9.                                       Operative Event.  No amounts shall be payable hereunder unless and until there is a Change in Control.

10.                                 Termination of Agreement.  (a)  This Agreement shall be effective on the date hereof and shall continue until terminated by the Company as provided in Section 10(b); provided, however, that this Agreement shall terminate in any event upon the earlier to occur of

(1) termination of the Executive’s employment with the Company prior to a Change in Control and (2) the Executive’s death.

(b)  The Company shall have the right prior to a Change in Control, in its sole discretion, pursuant to action by the Board, to approve the termination of this Agreement, which termination shall not become effective until the date fixed by the Board for such termination, which date shall be at least 120 days after notice thereof is given by the Company to the Executive in accordance with Section 13; provided, however, that no such action shall be taken by the Board during any period of time when the Board has knowledge that any person has taken steps reasonably calculated to effect a Change in Control until, in the opinion of the Board, such person has abandoned or terminated its efforts to effect a Change in Control; and provided further, that in no event shall this Agreement be terminated in the event of a Change in Control.

11.                                 Scope of Agreement.  Nothing in this Agreement shall be deemed to entitle the Executive to continued employment with the Company or its subsidiaries and, subject to Section 2 hereof, if the Executive’s employment with the Company shall terminate prior to a Change in Control, then the Executive shall have no further rights under this Agreement; provided, however, that any termination of the Executive’s employment following a Change in Control shall be subject to all of the provisions of this Agreement.

12.                                 Successors; Binding Agreement.

(a)  This Agreement shall not be terminated by any merger or consolidation of the Company whereby the Company is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of the Company.  In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.

(b)  The Company agrees that concurrently with any merger, consolidation or transfer of assets referred to in Section 12(a), it will cause any successor or transferee unconditionally to assume, by written instrument delivered to the Executive (or the Executive’s beneficiary or estate), all of the obligations of the Company hereunder.  Failure of the Company to obtain such assumption prior to the effectiveness of any such merger, consolidation or transfer of assets shall be a breach of this Agreement and shall entitle the Executive to compensation and other benefits from the Company in the same amount and on the same terms as the Executive would be entitled hereunder if the Executive’s employment were terminated following a Change in Control other than by reason of a Nonqualifying Termination during the Termination Period.  For purposes of implementing the foregoing, the date on which any such merger, consolidation or transfer becomes effective shall be deemed the Date of Termination.

(c)  This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Executive shall die while any amounts would be payable to the Executive hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by the Executive to receive such amounts or, if no person is so appointed, to the Executive’s estate.

13.                                 Notices.  (a)  For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed (1) if to the Executive, to the last known residential address on file for the Executive with the Company, and if to the Company, to Aon Corporation, 200 East Randolph Drive, Chicago, Illinois 60602, 3d Floor, attention General Counsel, with a copy to the Secretary, or (2) to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

(b)                                 A written notice of the Executive’s Termination Date by the Company or the Executive, as the case may be, to the other, shall (1) indicate the specific termination provision in this Agreement relied upon, (2) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (3) specify the termination date (which date shall be not less than 15 days after the giving of such notice).  The failure by the Executive or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

14.                                 Full Settlement; Resolution of Disputes.  (a) The Company’s obligation to make any payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, subject to Section 3(c) hereof, such amounts shall not be reduced whether or not the Executive obtains other employment.

(b)                                 If there shall be any dispute between the Company and the Executive in the event of any termination of the Executive’s employment, then, unless and until there is a final, nonappealable judgment by a court of competent jurisdiction declaring that such termination was for Cause, that the determination by the Executive of the existence of Good Reason was not made in good faith, or that the Company is not otherwise obligated to pay any amount or provide any benefit to the Executive and the Executive’s dependents or other beneficiaries, as the case may be, under Sections 3 and 4 hereof, the Company shall pay all amounts, and provide all benefits, to the Executive and the Executive’s dependents or other beneficiaries, as the case may be, that the Company would be required to pay or provide pursuant to Sections 3 and 4 hereof as though such termination were by the Company without Cause or by the Executive with Good Reason; provided, however, that the Company shall not be required to pay any disputed amounts pursuant to this Section 14(b) except upon receipt of an undertaking by or on behalf of the Executive to repay all such amounts to which the Executive is ultimately adjudged by such court not to be entitled.

15.                                 Employment with, and Action by, Subsidiaries.  For purposes of this Agreement, employment with the Company or actions taken by the Company with respect to the Executive shall include employment with or actions taken by any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities of such corporation or other entity entitled to vote generally in the election of directors.

16.                                 Governing Law; Validity.  The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois without regard to the principle of conflicts of laws.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which other provisions shall remain in full force and effect.

17.                                 Counterparts.  This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

18.                                 Miscellaneous.  No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by the Executive and by a duly authorized officer of the Company.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  Failure by the Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

19.                                 Prohibition on Acceleration of Payments.  The time or schedule of any payment or amount scheduled to be paid pursuant to the terms of this Agreement, or pursuant to the terms of any other employment agreement or compensation arrangement entered into between the Executive and the Company or any of its subsidiaries, may not be accelerated hereunder, or under any such other employment agreement or other compensation arrangement, except as otherwise permitted under Section 409A of the Code and the guidance and Treasury Regulations issued thereunder.

20.                                 Code Section 409A.  The parties intend that this Agreement and the benefits provided hereunder be interpreted and construed to comply with Section 409A of the Code to the extent applicable thereto.  Notwithstanding any provision of the Agreement to the contrary, the Agreement shall be interpreted and construed consistent with this intent, provided that the Company shall not be required to assume any increased economic burden in connection therewith.  Although the Company intends to administer the Agreement so that it will comply with the requirements of Section 409A of the Code, the Company does not represent or warrant that the Agreement will comply with Section 409A of the Code or any other provision of federal, state, local or non-United States law.

21.                                 Entire Agreement.  This Agreement supersedes the Severance Agreement (or Change in Control Agreement)  between the parties entered into, and approved by the Board for execution by the parties, in 2006 and any and all similar agreements entered into by the parties prior to the date hereof.  This Agreement constitutes the entire understanding between the parties with respect to the Executive’s severance pay in the event of a termination of the Executive’s employment with the Company in connection with a Change in Control; provided, however, that except as otherwise expressly set forth in this Agreement, the rights of, and benefits payable to, the Executive, the Executive’s estate or the Executive’s beneficiaries pursuant to this Agreement are in addition to any rights of, or benefits payable to, the Executive, the Executive’s estate or the Executive’s beneficiaries under any other employee benefit plan or broad-based compensation program of the Company.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and the Executive has executed this Agreement as of the day and year first above written.

AON CORPORATION

By:
Its:

EXECUTIVE

Russell P. Fradin

EXHIBIT A TO
 AGREEMENT

NONCOMPETITION, NONSOLICITATION,

CONFIDENTIALITY AGREEMENT AND RELEASE OF CLAIMS

This Noncompetition, Nonsolicitation, Confidentiality Agreement and Release of Claims (this “Noncompetition Agreement”) is executed by Aon Corporation, a Delaware corporation (the “Company”), and                                 (the “Executive”) pursuant to the Change in Control Agreement dated as of                               , 20     between the Company and the Executive (the “Agreement”).

WHEREAS, the Executive’s employment with the Company and its subsidiaries is terminating;

WHEREAS, the Executive acknowledges that the benefits to be provided to the Executive under the Agreement are in consideration of, and are sufficient to support, the covenants set forth in this Noncompetition Agreement; and

WHEREAS, the Executive understands that the Company regards the representations and covenants by the Executive in this Noncompetition Agreement as material and that the Company is relying on such representations and covenants in paying amounts to the Executive pursuant to the Agreement.

NOW, THEREFORE, the Company and the Executive hereby agree as follows:

1.                                       Severance Benefits.  The Executive’s employment with the Company and its subsidiaries shall terminate on                 , and the Executive shall receive the severance benefits set forth in the Agreement in accordance with the terms and subject to the conditions thereof.

2.                                       Restrictive Covenants.  The Executive acknowledges and agrees that the provisions in Sections 4, 5 and 6 of the Executive’s employment agreement with the Company, dated as of [September]     , 2010 (the “Employment Agreement”) shall continue to apply.

3.                                       General Release of All Claims.  (a) For valuable consideration, the adequacy of which is hereby acknowledged, the undersigned Executive, on his own behalf and on behalf of his heirs, executors, administrators, successors, representatives and assigns, does herein knowingly and voluntarily unconditionally release, waive, and fully discharge the Company and its subsidiaries (including successors and assigns thereof) and all of their respective past, present and future employees, officers, directors, agents, affiliates, parents, predecessors, administrators, representatives, attorneys, and shareholders, and employee benefit plans, from any and all legal claims, liabilities, suits, causes of action (whether before a court or an administrative agency), damages, costs, attorneys’ fees, interest, injuries, expenses, debts, or demands of any nature whatsoever, known or unknown, liquidated or unliquidated, absolute or contingent, at law or in equity, which were or could have been filed with any Federal, state or local court, agency, arbitrator or any other entity, based directly on indirectly on the Executive’s employment with and separation from the Company or based on any other alleged act or omission by or on behalf of the Company prior to the Executive’s signing this Noncompetition Agreement.  Without limiting the generality of the foregoing terms, this Noncompetition Agreement and this Section providing a general release of all claims specifically includes all claims based on the terms, conditions, and privileges of employment, and those based on breach of contract (express or implied), tort, harassment, intentional infliction of emotional distress, defamation, negligence, privacy, employment discrimination, retaliation, discharge not for just cause, constructive discharge, wrongful discharge, the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), the Older Workers Benefit Protection Act of 1990, the Worker Adjustment and Retraining Notification Act, as amended, Executive Order 11,141 (age discrimination), Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Civil Rights Act of 1866 and 1871, Section 1981 through 1988 of Title 42 of the United States Code, as amended, 41 U.S.C. Section 1981 (discrimination), 29 U.S.C. Section 206(d)(1) (equal pay), Executive Order 11,246 (race, color, religion, sex and national origin discrimination), the National Labor Relations Act, the Equal Pay Act of 1993, the Americans with Disabilities Act of 1990, the Occupational Safety and Health Act, as amended, the Family Medical Leave Act, the Immigration Reform and Control Act, as amended, the Vietnam Era Veterans Readjustment Assistance Act, Sections 503-504 of the Rehabilitation Act of 1973 (handicap rehabilitation), the Employee Retirement Income Security Act of 1974, as amended, any federal, state or local fair employment, civil or human rights, wage and hour laws and wage payment laws, and any other Federal, state, local or other governmental statutes, laws, ordinances, regulations and orders, under common law, and under any Company policy, procedure, bylaw or rule.  This Section 3 of the Noncompetition Agreement shall not waive or release any rights or claims (i) that the Executive may have which arise after the date of this Noncompetition Agreement or that arise under or are preserved by the Agreement, and shall not waive any claims for benefits required by applicable law (including post-termination health-continuation insurance benefits required by state or Federal law) or claims arising under the terms of any applicable plan, program or other arrangement of the Company; (ii) for payments and benefits under Sections 3 and 4 of the Agreement; (iii) for indemnification (including advancement of attorneys’ fees) and directors and officers liability insurance; (iv) any rights to the payment of the Transition RSUs (as defined in the Employment Agreement) and any dividend equivalents credited with respect to the Transition RSUs; (v) any tax gross-up payment in connection with any excise taxes imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, in connection with the Company’s (or one of its wholly-owned subsidiaries) corporate transaction with Hewitt Associates, Inc. that was completed on         , 2010; and (vi) for any rights for any equity awards pursuant to the terms of such equity grant, including, but not limited, to any rights for accelerated vesting and extended exercise periods of exercisable equity awards.

(b)  The Executive intends this Section 3 of the Noncompetition Agreement to be binding on his successors, and the Executive specifically agrees not to file or continue any claim in respect of matters released herein.  The Executive further agrees, with respect of matters released herein, never to institute any suit, complaint, proceeding, grievance or action of any kind at law, in equity, or otherwise in any court of the United States or in any state, or in any administrative agency of the United States or any state, county or municipality, or before any other tribunal, public or private, against the Company arising from or relating to his employment with or his termination of employment from the Company and/or any other occurrences to the date of this Noncompetition Agreement, other than a claim challenging the validity of this Section 3 of the Noncompetition Agreement under the ADEA or respecting any matters not covered herein.

(c)  The Executive is further waiving his right to receive money or other relief in any action instituted by him or on his behalf by any person, entity or governmental agency in respect of matters covered by this Section 3.  Nothing in this Section 3 shall limit the rights of any governmental agency or his right of access to, cooperation or participation with any governmental agency, including without limitation, the United States Equal Employment Opportunity Commission.  The Executive further agrees to waive his rights under any other statute or regulation, state or federal, with provides that a general release does not extend to claims which the Executive does not know or suspect to exist in his favor at the time of executive this Noncompetition Agreement, which if known to him must have materially affected his settlement with the Company.

(d) The Executive agrees that he shall not be eligible and shall not seek or apply for reinstatement or re-employment with the Company, and he agrees that any application for re-employment may be rejected without explanation or liability pursuant to this provision.

(e) In further consideration of the promises made by the Company in this Noncompetition Agreement, the Executive specifically waives and releases the Company, to the extent set forth in this Section 3, from all claims the Executive may have as of the date of this Noncompetition Agreement, whether known or unknown, arising under the ADEA.  The Executive further agrees that:

(1) the Executive’s waiver of rights under Section 3 of this Noncompetition Agreement is knowing and voluntary and in compliance with the Older Workers Benefit Protection Act of 1990 (“OWBPA”);

(2) the Executive understands the terms of this Section 3 of the Noncompetition Agreement;

(3) the consideration offered by the Company under this Noncompetition Agreement and the Agreement in exchange for the general release of all claims in this Section 3 represents consideration over and above that to which the Executive would otherwise be entitled, and that the consideration would not have been provided had the Executive no agreed to sign this Noncompetition Agreement and did not sign it;

(4) the Company is hereby advising the Executive in writing to consult with an attorney prior to executing this Noncompetition Agreement;

(5) the Company is giving the Executive a period of twenty-one (21) days within which to consider this Noncompetition Agreement;

(6) following the Executive’s execution of this Noncompetition Agreement, the Executive has seen (7) days in which to revoke this Noncompetition Agreement by written notice.  An attempted revocation not actually received by the Company prior to the revocation deadline will not be effective; and

(7) this Noncompetition Agreement, the Agreement, and all payments and benefits under either or both of them shall be void and of no force and effect if the Executive chooses to so revoke, and if the Executive chooses not to so revoke this Noncompetition Agreement and the Agreement then become effective and enforceable.

(f)  This Section 3 does not waive rights or claims that may arise under the ADEA after the date the Executive signs this Noncompetition Agreement.  To the extent barred by the OWBPA, the covenant not to sue contained herein does not apply to claims under the ADEA that challenge the validity of this Section 3 of the Noncompetition Agreement.

(g)  To revoke this Noncompetition Agreement, the Executive must send a written statement of revocation to:                                                                      .  The revocation must be received no later than 5:00 pm on the seventh day following the Executive’s execution of this Noncompetition Agreement.  If the Executive does not revoke, the eighth day following the Executive’s acceptance will be the “effective date” of this Noncompetition Agreement.

4.                                       Entire Agreement.  The Agreement and this Noncompetition Agreement constitute the entire understanding between the parties.  The Executive has not relied on any oral statements that are not included in the Agreement or this Noncompetition Agreement.

5.                                       Severability.  If any provision of this Noncompetition Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and this Noncompetition Agreement shall be construed and enforced as if such provision had not been included.

6.                                       Governing Law.  This Noncompetition Agreement shall be construed, interpreted and applied in accordance with the internal laws of the State of Illinois without regard to the principles of conflicts of laws.

IN WITNESS WHEREOF, the Company has caused this Noncompetition Agreement to be executed by a duly authorized officer of the Company and the Executive has executed this Noncompetition Agreement as of the day and year first above written.

AON CORPORATION

By:

EXECUTIVE

[Executive’s Name]